Exhibit 10.12(d)

Assignment and Novation of Transactions

FOR VALUE RECEIVED AND PURSUANT TO THE TERMS HEREOF, effective April 1, 2005 (the “Transfer Date”), FirstEnergy Solutions Corp. (“Assignor”) hereby assigns to Amerada Hess Corporation (“Assignee”) and Assignee hereby assumes, all of the Assignor’s right, title and interest in and to those certain outstanding physical energy transaction(s) set forth on Exhibit A hereto (whether one or more, the “Transactions”) between Assignor and Atlas Energy Group, Inc., Atlas Resources, Inc., Resource Energy, Inc., Viking Resources Corporation and Atlas America, Inc. (collectively, “Third Party”).

Assignor hereby (i) represents and warrants that its assignment of its right, title and interest in and to the Transactions is free and clear of any lien or encumbrance whatsoever and that it has the power and authority to effect the sale, assignment, novation and transfer of the Transactions and to execute this Assignment and Novation; and (ii) releases Third Party from all obligations to Assignor under the Transactions, which obligations shall henceforth be Third Party’s obligations to Assignee, as set forth in this Assignment and Novation, provided that such release shall not affect any obligations of Assignor with respect to payments or other obligations due and payable or due to be performed on or prior to the Transfer Date.

Assignee hereby (i) represents and warrants that it has the power and authority to accept the sale, assignment and novation and transfer of the Transactions and to execute this Assignment and Novation; and (ii) agrees to be bound by the terms of each Transaction and to perform all of the obligations thereunder whether incurred prior to or after the date hereof as if each Transaction had been entered into originally between Third Party and Assignee.

Third Party hereby (i) consents to the foregoing sale, assignment, novation and transfer to Assignee; (ii) agrees to be bound by the terms of each Transaction and to perform all of the obligations thereunder whether incurred prior to or after the date hereof as if each Transaction had been entered into originally between Third Party and Assignee; and (iii) releases Assignor from all obligations to Third Party under the Transactions, which obligations shall henceforth be Assignee’s obligations to Third Party, as set forth in this Assignment and Novation, provided that such release shall not affect any obligations of Third Party with respect to payments or other obligations due and payable or due to be performed on or prior to the Transfer Date.

It is acknowledged that obligations of Third Party under the Transactions are supported by an outstanding letter of credit (reference no. SM204112W) issued by Wachovia Bank, National Association at the request of Atlas America, Inc., as applicant thereunder, on July 7, 2003, in favor of Assignor, as beneficiary, in amount of US$1,000,000.00 (the “Letter of Credit”). Assignor and Third Party shall take all necessary steps to cause the Letter of Credit to be transferred from Assignor to Assignee in order for Assignee to become beneficiary thereto in lien of Assignor. Costs associated with such transfer shall be for the account of Third Party. This agreement shall take effect subject to the condition precedent that the Letter of Credit has been transferred to Assignee.

Each party hereto represents to the others that (i) this Assignment and Novation does not and will not violate or conflict with its charter or by-laws (or comparable constitutive documents), any law, regulation or order of any court or other agency of government applicable to it or any agreement to which it is a party or by which it or any of its property is bound; (ii) its obligations hereunder are legal, valid and binding on it, and enforceable in accordance with their terms; and (iii) the person signing this agreement for such party is an officer, director and/or partner of such party and is authorized and duly empowered to do so.

This Assignment and Novation may be executed in any number of counterparts, each of which shall constitute an original, but all of which, taken together shall be deemed to constitute one and the same agreement. This Assignment and Novation shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to principles of conflicts of law.

IN WITNESS WHEREOF, this Assignment and Novation has been signed as of the 1st day of April 2005.

Assignor:	Assignee:	Third Party:
FirstEnergy Solutions Corp.	Amerada Hess Corporation	Atlas Energy Group, Inc.
Atlas Resources, Inc.
Resource Energy, Inc.
Viking Resources Corporation
Atlas America, Inc.

By:	By:	By:
Name:	Name:	Name:
Title:	Title:	Title:

Exhibit A

1.	The Gas Purchase Agreement dated as of March 31, 1999 among Northeast Ohio Gas Marketing, Inc. (predecessor in interest to FirstEnergy Solutions Corp.) and Atlas Energy Group, Inc., Atlas Resources, Inc., and Resource Energy, Inc., as amended on February 1, 2001 and July 16, 2003, the key commercial terms of which (including the details of any exercised trigger rights) as of the Transfer Date are detailed in spreadsheet format as Exhibit Al attached hereto.